EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sun Microsystems, Inc. pertaining to the Waveset Technologies, Inc. Amended and Restated 2000 Stock Plan of our report dated July 21, 2003 (except for the last paragraph of Note 11, as to which the date is September 26, 2003), with respect to the consolidated financial statements and schedule of Sun Microsystems, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
January 14, 2004